FOURTH AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS FOURTH AMENDMENT dated as of the 1st day of May, 2018, to the Investment Advisory Agreement, dated as of September 6, 2012, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Securian Asset Management, Inc., a Minnesota corporation (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, effective May 1, 2018, the name of the Adviser has been changed from Advantus Capital Management, Inc. to Securian Asset Management, Inc.; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree that all references to Advantus Capital Management, Inc. in the Agreement are hereby replaced with Securian Asset Management, Inc.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES:

By:	/s/ James R. Arnold
Name:	James R. Arnold
Title:	President and Principal Executive Officer

SECURIAN ASSET MANAGEMENT, INC.

By:	/s/ Gary M. Kleist
Name: Title:	Gary M. Kleist Financial Vice President